Exhibit 5.13
HATCH LTD.
Suite 400, Oceanic Plaza
1066 West Hastings Street
Vancouver, British Columbia
Canada V6E 3X2
February 19, 2009
Eldorado Gold Corporation
Suite 1188 — 550 Burrard Street
Vancouver, B.C. V6C 2B5
United States Securities and Exchange Commission
Ladies and Gentlemen,
Re: Registration Statement on Form F-10
We refer to the Registration Statement on Form F-10, filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended, dated February 19, 2009 (the “Registration Statement”) of Eldorado Gold Corporation.
We consent to the incorporation by reference of our name. Hatch Ltd., in the Registration Statement in relation to the following reports.
1.	Kisladag, Feasibility Study Cost Update, May 2004;

2.	Kisladag, Optimization Study, July 2003; and

3.	Kisladag, Feasibility Study, dated March 2003.
Yours truly.
/s/ Greg Fauquier

Hatch Ltd.